Exhibit (a)(1)(C)

TURTLE BEACH CORPORATION

TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS SET FORTH IN THE OFFER TO EXCHANGE ELIGIBLE STOCK OPTIONS FOR REPLACEMENT OPTIONS, DATED APRIL 22, 2015 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “OFFER TO EXCHANGE”). DEFINED TERMS USED HEREIN WITHOUT DEFINITION HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE OFFER TO EXCHANGE.

If you would like to participate in the Exchange Offer, you must notify the Company of your election to exchange your eligible stock options before the Exchange Offer expires. You may notify us of your election by completing your personalized Election Form and delivering it to the Company according to the instructions accompanying the form so that we receive it before the expiration deadline of 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that we receive your election form by the expiration of the Exchange Offer. You can request an additional election form by emailing optionexchange@turtlebeach.com or contacting Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434.

If you previously submitted an election form to surrender some or all of your eligible stock options, you can change or withdraw your previous elections by completing a new election form or notice of withdrawal and delivering it to the Company according to the instructions accompanying the form or notice so that we receive it before the expiration deadline of 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). Your new properly completed and submitted election will replace your previous election, provided that it is received by us before the expiration of the Exchange Offer. You must allow for adequate delivery time to ensure that we receive your new election by the expiration of the Exchange Offer. In order to receive an additional election form or notice of withdrawal, you may request such form by emailing optionexchange@turtlebeach.com or contacting Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434.

By electing to exchange your eligible stock options, you understand and agree to all of the following:

1.	I hereby agree to (i) accept the grant by Turtle Beach of my eligible stock options indicated on my election form, to the extent not previously accepted and (ii) exchange my eligible stock options indicated on my election form for replacement options on the terms of the Exchange Offer as set forth in the Offer to Exchange the 2013 Plan, the applicable award agreement and my Election Form of which I hereby acknowledge receipt. Each eligible stock option indicated on my election form(s) will be cancelled, on a grant-by-grant basis, upon Turtle Beach’s acceptance of my surrender of such eligible stock options. Any replacement options will be granted to me on the Replacement Option Grant Date, in accordance with the terms of the Exchange Offer.

2.	The Exchange Offer is currently set to expire at 8:59 p.m. Pacific Time on May 19, 2015, unless Turtle Beach, in its sole discretion, extends the period of time during which the Exchange Offer will remain open.

3.	If I cease to be an active employee, executive officer or consultant of Turtle Beach or its subsidiaries before the expiration of the Exchange Offer, I will not receive any new replacement options. Instead, my current eligible stock options will not be exchanged and such options will continue to be governed by their existing terms and conditions.

4.	Until 8:59 p.m. Pacific Time on May 19, 2015, I will have the right to withdraw or change the election that I have made with respect to all of my eligible stock options. HOWEVER, AFTER THAT TIME I WILL HAVE NO ABILITY TO CHANGE MY ELECTION. The last properly submitted election received by Turtle Beach prior to the expiration of the Exchange Offer shall be binding upon Turtle Beach’s acceptance thereof.

5.	The tender of my eligible stock options will constitute my acceptance of all of the terms and conditions of these Terms of Election, my Election Form, the Offer to Exchange, the award agreement with respect to my replacement options and the 2013 Plan (the “Offer Documents”). Acceptance by Turtle Beach of my eligible stock options pursuant to the Exchange Offer will constitute a binding agreement between Turtle Beach and me upon the terms and subject to the conditions of the Offer Documents.

6.

I understand that I must clearly mark either the “YES” or “NO” box indicating whether I want to exchange each eligible stock option grant in my election form, and I understand that if I do not make an election for each stock option grant in my election form or that if my elections are not clearly marked Turtle Beach will be entitled, in its sole discretion, either to (a) request that I return a new Election Form indicating my election (b) interpret my Election Form to be an election to exchange all option grants listed in the above table for which I have not checked “NO” or (c) reject my Election Form and not exchange any of my eligible stock options. I further understand that if my election form is rejected for any reason that none of my eligible stock options will be exchanged and such options will continue to be governed by their existing terms and conditions. I further understand that if I mark “YES” with respect to any eligible stock option grant, I must exchange that entire stock option grant.

7.	I understand that the replacement options that I receive in the Exchange Offer will (i) be non-qualified stock options for U.S. federal income tax purposes, even if the eligible stock options being replaced are incentive stock options, (ii) be subject to the 2013 Plan, as amended and restated from time to time, and the applicable option award agreements and (iii) have an exercise price equal to the closing price of Turtle Beach’s common stock on the date the replacement options are granted as reported on the NASDAQ Global Market.

8.	I represent that I am the registered holder of the eligible stock options tendered hereby, and my name and other information appearing on the election form(s) are true and correct.

9.	I understand that I am not required to tender my eligible stock options pursuant to the Exchange Offer.

10.	I acknowledge that Turtle Beach makes no forecast or projection regarding the future trading prices of Turtle Beach common stock. The trading price of Turtle Beach common stock has been volatile and there can be no assurance that the price of Turtle Beach common stock will increase after the Replacement Option Grant Date.

11.	I ACKNOWLEDGE THAT NONE OF TURTLE BEACH, ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, ADVISORS OR AGENTS OR ANY OTHER THIRD PARTIES THAT ARE ASSISTING TURTLE BEACH IN IMPLEMETING THE EXCHANGE OFFER CAN GIVE ME LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE EXCHANGE OFFER AND I HAVE BEEN ADVISED TO CONSULT WITH MY PERSONAL LEGAL COUNSEL, ACCOUNTANT, FINANCIAL, TAX AND OTHER ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE EXCHANGE OFFER.

12.	Under certain circumstances set forth in the Offer to Exchange, Turtle Beach may terminate or amend the Exchange Offer and postpone its acceptance of the eligible stock options I have elected to exchange. Should the eligible stock options tendered herewith not be accepted for exchange for any reason, including the termination of the Exchange Offer, such options will continue to be governed by their existing terms and conditions.

13.	I understand that: (i) the value of any shares of Turtle Beach common stock obtained upon vesting and exercise of the replacement options granted pursuant to the Exchange Offer is an extraordinary item which is outside the scope of my employment or service contract, if any; and (ii) the replacement options and the shares acquired upon vesting or exercise are not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14.	I understand that no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the Exchange Offer resulting from termination of my employment or service with Turtle Beach or any of its subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws), and I irrevocably release Turtle Beach and its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.

15.

Regardless of any action that Turtle Beach or its subsidiaries takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, fringe benefits, payment on account or other tax-related withholding related to the Exchange Offer and the replacement options (“Tax-Related Items”), I understand that the ultimate liability for all Tax-Related Items is and remains my sole responsibility and may exceed the amount actually withheld by Turtle Beach or its subsidiaries, if any. I further acknowledge that Turtle Beach and/or its subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Exchange Offer and the replacement options including, but not limited to, the exchange of eligible stock options, grant, vesting of the replacement options, the issuance of shares of Turtle Beach common stock upon vesting of the replacement options or the subsequent sale of shares acquired pursuant to such issuance; and (ii) do not commit to and are under no obligation to structure the terms of the Exchange Offer or new replacement options to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of the grant of the new replacement options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that Turtle Beach and/or any of its subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, I authorize Turtle Beach and/or any of its subsidiaries to withhold all Tax-Related Items legally payable by me pursuant to the terms of my new stock option agreement and the Option Plans.

16.	I understand that to administer the Exchange Offer, Turtle Beach must collect, use and transfer, in electronic and other form, certain information regarding me and my eligible stock option grants, including, but not limited to, my name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock held in Turtle Beach or its subsidiaries and details of all stock options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor (“Data”). I further understand that Turtle Beach may be required to share the Data with third parties who are assisting with the Exchange Offer. By submitting my election, I acknowledge and agree that:

•	the parties receiving my Data may be located in the United States or elsewhere, and the recipient’s country may have different data privacy laws and protections than my home country;

•	the Data will be held only as long as necessary to implement, administer and manage the Exchange Offer;

•	I can request from Turtle Beach a list of the names and addresses of the recipients of the Data by contacting Turtle Beach and I can request additional information about how the Data is stored and processed; and

•	I can request that my Data be amended if it is incorrect.

By submitting an election form, I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my Data by Turtle Beach, its subsidiaries and affiliates and the third parties assisting Turtle Beach with the Exchange Offer, for the exclusive purpose of implementing, administering and managing my participation in the Exchange Offer. I understand that if I am an eligible participant who resides in certain non-U.S. jurisdictions, I can withdraw my consent to the collection, use and transfer of my Data by contacting Turtle Beach and I acknowledge that if I withdraw my consent, it may affect my ability to participate in the Exchange Offer. Please contact Turtle Beach if you have any questions.

17.	I understand that all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options will be determined by Turtle Beach in its sole discretion. I further understand that neither Turtle Beach nor any other person is obligated to give me notice of any defects or irregularities in surrenders and that no surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by me unless waived by Turtle Beach in its sole discretion.

18.	I hereby represent and warrant that I have full power and authority to elect to surrender the eligible stock options marked “YES” in my election form and that, when and to the extent such eligible stock options are accepted by Turtle Beach, such eligible stock options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that (i) I am not married and do not have a registered domestic partner, (ii) my spouse or registered domestic partner has no community or other marital property rights in the eligible stock options or new stock options, or (iii) my spouse or registered domestic partner has consented to and agreed to be bound by my elections and the election form.

19.	Upon request, I agree to execute and deliver any additional documents deemed by Turtle Beach (in its sole and absolute discretion) to be necessary or desirable to complete the exchange of the eligible stock options I am electing to exchange. I understand that my failure to execute and deliver any additional documents may cause my eligible stock options to not be exchanged.

20.	I hereby sell, assign and transfer to Turtle Beach all right, title and interest in and to all of the eligible stock options that I am surrendering for exchange as specified in my election form (subject to my right to withdraw or change my elections prior to the expiration of the Exchange Offer).

I understand that none of the officers or employees of Turtle Beach, the Board of Directors of Turtle Beach or any committee of the Board of Directors of Turtle Beach is making any recommendation as to whether I should exchange or refrain from exchanging my eligible stock options, and that I must make my own decision whether to tender my eligible stock options, taking into account my own personal circumstances and preferences. I understand that the new replacement options may decline in value. I further understand that past and current market prices of Turtle Beach common stock may provide little or no basis for predicting what the market price of Turtle Beach common stock will be in the event I elect to exchange my eligible stock options in accordance with the terms of the Exchange Offer or at any other time in the future. I acknowledge that I have had the opportunity to consult with my personal legal, financial, accounting, tax and other advisors with respect to my decision to participate in the Exchange Offer.

These Terms of Election do not constitute the full Exchange Offer. The full terms of the Exchange Offer are described in the Offer to Exchange (including any documents incorporated by reference therein), these Terms of Election, my Election Form, the 2013 Plan and the stock option award agreement underlying my replacement options.

If you would like to participate in the Exchange Offer, you must notify the Company of your election to exchange your eligible stock options before the Exchange Offer expires. You may notify us of your election by completing your personalized Election Form and delivering it to the Company according to the instructions accompanying the form so that we receive it before the expiration deadline of 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that we receive your election form by the expiration of the Exchange Offer. You can request an additional election form or notice of withdrawal by emailing optionexchange@turtlebeach.com or contacting Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434.

DELIVERY OF YOUR ELECTION FORM OTHER THAN IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE FORM TO TURTLE BEACH WILL NOT CONSTITUTE VALID DELIVERY. SUBMISSIONS BY ANY OTHER MEANS WILL NOT BE ACCEPTED.